Exhibit 99.1

TranS1 Inc. Announces Reimbursement Coverage

Decision Regarding AxiaLIF® Procedure

WILMINGTON, NC — (GLOBE NEWSWIRE) — December 14, 2011 — TranS1 Inc. (Nasdaq:TSON), a pioneer in minimally invasive approaches to lumbar spine surgery, today announced that Palmetto GBA (“Palmetto”), a Medicare Administrative Contractor, has removed its Non-Coverage policy for AxiaLIF effective January 1, 2012.

In its letter, Palmetto indicated that its medical directors had reviewed the AxiaLIF clinical information and decided “…the benefits are well supported by high-quality evidence, and has clinical value.” Palmetto provides care to approximately nine million Medicare beneficiaries in California, Virginia, North Carolina, South Carolina, Nevada, West Virginia and Hawaii.

“We are very pleased with Palmetto’s decision to cover the AxiaLIF procedure, bringing total AxiaLIF payor coverage to approximately 23 million covered lives,” stated Ken Reali, TranS1’s President and CEO. “We believe that this decision further validates the safety and effectiveness of the AxiaLIF procedure and our ability to work with payors to adopt policies that support reimbursement for the procedure. We look forward to being able to work with spine surgeons to provide the minimally invasive AxiaLIF approach to Medicare beneficiaries in these covered states.”

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and two level lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com

Source: TranS1 Inc.